UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 8, 2010

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2010, SBA Senior Finance, Inc. (“SBA Senior Finance”), an indirect subsidiary of SBA Communications Corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which SBA Tower Trust has agreed to sell $680 million aggregate principal amount of Secured Tower Revenue Securities, Series 2010-1C (the “2010-1 STRS”) and $550 million aggregate principal amount of Secured Tower Revenue Securities, Series 2010-2C (the “2010-2 STRS,” and together with the “2010-1 STRS, the “2010 STRS”) to several institutional initial purchasers. Upon issuance, the 2010-1 STRS will have an anticipated repayment date of April 2015, a final maturity date of April 2040 and an interest rate of 4.254% per annum, and the 2010-2 STRS will have an anticipated repayment date of April 2017, a final maturity date of April 2042 and an interest rate of 5.101% per annum. Upon issuance, the 2010 STRS will have a blended interest rate of 4.633% per annum.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties. The transaction is expected to close on April 16, 2010.

Item 8.01	Other Events.

On April 8, 2010, the Company issued a press release announcing that SBA Senior Finance had priced an offering of $1.23 billion of 2010 STRS. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.88	Purchase Agreement, dated April 8, 2010, among SBA Senior Finance, Inc. and the several initial purchasers listed on Schedule I of the Purchase Agreement.

99.1	Press release issued by SBA Communications Corporation on April 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: April 14, 2010